EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING IN SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing in Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
3/08/20101	Purchase	$6.4947	6938
3/09/2010	Purchase	6.50	2796
3/15/20102	Purchase	6.9495	21808
3/16/20103	Purchase	6.971	11900
3/17/20104	Purchase	7.2725	54000
3/18/20105	Purchase	7.4344	54520
3/19/20106	Purchase	7.4548	61260
3/22/20107	Purchase	7.3389	39291
3/23/2010	Purchase	7.50	4000

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1 This transaction was executed in multiple trades at prices ranging from $6.48 - 6.50.
2 This transaction was executed in multiple trades at prices ranging from $6.89 - 7.00
3 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
4 This transaction was executed in multiple trades at prices ranging from $7.12 - 7.37.
5 This transaction was executed in multiple trades at prices ranging from $7.33 - 7.50.
6 This transaction was executed in multiple trades at prices ranging from $7.43 - 7.50.
7 This transaction was executed in multiple trades at prices ranging from $7.24 - 7.39.